Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025, relating to the consolidated financial statements as of December 28, 2024, which appears in the Annual Report on Form 10-K of IRIDEX Corporation for the year ended December 28, 2024.

/s/ BPM LLP

San Jose, California

June 13, 2025